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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Lance, Inc.:

We consent to incorporation by reference in the Registration Statement of Lance, Inc. on Form S-8, filed on April 21, 1997 related to the Lance, Inc. 1997 Incentive Equity Plan, of our report dated February 18, 1997 relating to the consolidated balance sheets of Lance, Inc., and subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of income and retained earnings and cash flows for the three-year period ended December 28, 1996, which report is incorporated by reference in the December 28, 1996 annual report on Form 10-K of Lance, Inc.

Our report refers to the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," during the fiscal year ended December 30, 1995. Our report also refers to the adoption of the provisions of the American Institute of Certified Public Accountants' Statement of Position 93-7, "Reporting on Advertising Costs" and the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities," during the fiscal year ended December 31, 1994.


                                             /s/ KPMG PEAT MARWICK LLP


Charlotte, North Carolina
April 21, 1997